Exhibit 5.2

May 17, 2024

Indonesia Energy Corporation Limited

GIESMART PLAZA 7th Floor

Jl. Raya Pasar Minggu No. 17A

Pancoran - Jakarta, Indonesia 12780

Re: Indonesia Energy Corporation Limited

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Indonesia Energy Corporation Limited, a Cayman Islands exempted company (the “Company”), in connection with the preparation of a registration statement on Form F-3 (the “Registration Statement”) and an accompanying base prospectus and prospectus supplement related to a proposed “at the market” offering by the Company (the “ATM Prospectus Supplement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the offer and sale from time to time by the Company of up to a maximum of $50,000,000 aggregate initial offering price of a presently indeterminate amount of securities including ordinary shares, preferred shares, warrants, debt securities (which may be senior or subordinated, convertible or non-convertible, secured or unsecured) (the “Debt Securities”), rights, units, and depositary shares (the “Depositary Shares,” each a “Company Security” and collectively, or in any combination, the “Company Securities”); and (ii) the offer and sale from time to time by the Company of up to $9,600,000 of ordinary shares of the Company pursuant to the ATM Prospectus Supplement.

The Company Securities may be issued and sold by the Company pursuant to applicable provisions of Rule 415 under the Securities Act, in amounts, at prices and on terms to be determined in light of market conditions at the time of sale, and as set forth in the Registration Statement and ATM Prospectus Supplement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus in addition to the ATM Prospectus Supplement (each, a “Prospectus Supplement”). The Company Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact, that the Company’s board of directors will have taken all action necessary to set the issuance price of the Company Securities to be offered and sold and that each party to the documents we have examined or relied on has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to, and we assume the documents pertaining to the Debt Securities and the Depositary Shares addressed in our opinions below shall be governed solely by, the laws of the State of New York, without regard to the conflicts of laws principles thereof. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) the laws of any other jurisdiction; or (b) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

All references in this opinion letter to the board of directors of the Company are intended to include an authorized committee thereof empowered and authorized to act in lieu of the full board of directors of the Company.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:

1. With respect to any Debt Securities when (a) the board of directors of the Company has taken all necessary corporate action to approve an applicable indenture, if any, or any amendment or supplement thereto or other agreement in respect thereof, if any, and such indenture, if any, or any amendment or supplement thereto or other agreement in respect thereof, if any, has been validly executed and delivered by the Company, (b) any applicable indenture, if required, has been duly qualified under the Trust Indenture Act of 1939, as amended, if qualification is required thereunder, (c) the board of directors of the Company has taken all necessary corporate action to approve the specific issuance and terms of any series of debt security duly established in accordance with the applicable indenture, if any, and (d) such Debt Securities have been duly executed, countersigned, registered, issued and delivered in accordance with the indenture, if any, or any amendment or supplement thereto or other agreement in respect thereof, if any, the applicable definitive purchase, underwriting or similar agreement, as applicable, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or state law, (y) the validity, legally binding effect or enforceability of any provision of the indenture that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principle amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.

2. With respect to the Depositary Shares, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issuance and terms of the Depositary Shares, the terms of the offering thereof and related matters; (ii) the depositary agreement or agreements relating to the Depositary Shares and the related depositary receipts have been duly authorized and validly executed and delivered by the board of directors of the Company and the depositary appointed by the Company; (iii) the ordinary shares or preferred shares underlying the Depositary Shares have been duly authorized, validly issued and deposited with the depositary under the applicable depositary agreement; and (iv) the depositary receipts representing the Depositary Shares have been duly executed, countersigned, registered and delivered in accordance with the appropriate depositary agreement approved by the Company, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement, the Depositary Shares will be legally issued and will entitle their holders to the rights specified in the deposit agreement and the depositary receipt.

The opinions set forth above are subject to the following additional assumptions:

(i)	the Registration Statement, including any amendments thereto (including post-effective amendments), will have been declared effective under the Securities Act, and such effectiveness shall not have been terminated, suspended or rescinded;

(ii)	all Company Securities will be issued and sold in compliance with applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement, the ATM Prospectus Supplement, and any other applicable Prospectus Supplement, and there will not have occurred any change in law, rule, regulation or fact affecting the validity of any of the opinions rendered herein;

(iii)	a definitive purchase, underwriting or similar agreement and any other necessary agreements with respect to any Company Securities offered or issued will have been duly authorized and duly executed and delivered by the Company and the other parties thereto;

(iv)	the final terms of any of the Company Securities when issued, the issuance, sale and delivery thereof by the Company, and the incurrence and performance of the Company’s obligations thereunder or respect thereof in accordance with the terms thereof, and any consideration received by the Company for any such issuance, sale and delivery, will comply with, and will not violate, the Company’s Memorandum and Articles of Association (as may be amended from time to time) (the “Memorandum and Articles of Association”) or any applicable law, rule or regulation, or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or to which the issuance, sale and delivery of such Company Securities or the incurrence and performance of such obligations may be subject or violate any applicable public policy, or be subject to any defense in law or equity;

(v)	the Company shall have taken any action required to be taken by the Company to authorize the offer and issuance of the Company Securities, and such authorization shall remain in effect and unchanged at all times during which the Company Securities are offered and issued and shall not have been modified or rescinded (subject to the further assumption that the sale of any Company Security takes place in accordance with such authorization), the board of directors of the Company shall have duly established the terms of such Company Security and duly authorized and taken any other necessary corporate action to approve the issuance and sale of such Company Security in conformity with the Memorandum and Articles of Association (subject to the further assumption that Memorandum and Articles of Association have not been amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein), and such authorization shall remain in effect and unchanged at all times during which the Company Securities are offered and issued and shall not have been modified or rescinded (subject to the further assumption that the sale of any Company Security takes place in accordance with such authorization); and

(vi)	to the extent they purport to relate to liabilities resulting from or based upon gross negligence, recklessness or other conduct committed or omitted willfully or in bad faith or any violation of federal or state securities or blue sky laws, we express no opinions concerning the enforceability of indemnification provisions.

The opinions above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership, moratorium and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general principles of equity, whether such principles are considered in a proceeding of law or at equity, and (iii) an implied covenant of good faith, reasonableness and fair dealing and standards of materiality.

We express no opinion as to any provision in any unit purchase agreement other agreement pursuant to which any Company Securities are to be issued or governed, or the Memorandum and Articles of Association (i) that purports to waive forum non convenient or trial by jury; (ii) that relates to judgments in currencies other than U.S. dollars; (iii) that releases, exculpates or exempts a party from, or requires indemnification or contribution of a party for, liability for its own negligence or misconduct; (iv) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (v) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (vi) that purports to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vii) that purports to require that amendments to any agreement be in writing; (viii) relating to powers of attorney, severability or set-off; (ix) that purports to limit access exclusively to any particular courts; (x) that provides a waiver of stay, extension or usury laws or of unknown future rights; and (xi) providing that decisions by a party are conclusive or may be made in its sole discretion. We express no opinion concerning whether a U.S. federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any agreement or the transactions contemplated thereby.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any Prospectus Supplement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP